10f-3 TRANSACTION REPORT
                         GuideStone Fund (PF 3525)

                            1st Quarter 2008


1.	Issuer (Ticker):                Visa Inc. - Class A (V)

2.	Date of Purchase:			  March 18, 2008

3.	Date of Offering:			  March 18, 2008

4.	Amount of Shares Purchased:	  40,500 shares

5.	Price Per Share:			  $44.00

6.	Aggregate Amount of Purchase:	  $1,782,000

7.	Public Offering Amount:		  $17,864,000,000

8.	% Purchased of Offering:	  0.009975%

9.	Underwriting Discount:	        $1.232

10.	Affiliated broker:	        Cowen & Co.

11.	Executing Broker:	              JP Morgan Securities, Inc.

12.	Exchange:			        NYSE


Date:  April 8, 2008		    Adviser: /s/ Philip K. Holl
	                                     Philip K. Holl, Senior V.P.